Exhibit 99.1

Alan Krock Vice President & CFO Tel: 1 408.988.1204	Glen Kayll Corporate Treasurer Tel: 1 408.988.7717	David Climie Director, Corp. Comm. and I.R. Tel: 1 408.988.8276

PMC-SIERRA ANNOUNCES PROPOSED OFFERING OF

SENIOR CONVERTIBLE NOTES

Santa Clara, Calif., Oct 20th, 2005 – PMC-Sierra, Inc. (Nasdaq: PMCS) today announced that it intends to offer, subject to market conditions and other factors, $215 million aggregate principal amount of senior convertible notes due 2025. This offering will be made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes are expected to provide for a net share settlement and under certain circumstances may be convertible into cash (up to the principal amount of the notes) and, with respect to any excess conversion value, into cash, shares of common stock of PMC-Sierra or a combination of cash and shares of common stock at the company’s option.

The interest, conversion rate, offering price and other terms of the notes will be determined by negotiations between PMC-Sierra and the initial purchasers of the notes. PMC-Sierra expects to grant the initial purchasers of the notes a 30-day overallotment option to purchase up to an additional $35 million aggregate principal amount of the notes.

PMC-Sierra intends to use the net proceeds from this proposed offering for general corporate purposes, including capital expenditures, research and development and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of PMC-Sierra’s operating infrastructure and for working capital. If PMC-Sierra reaches an agreement to purchase a semiconductor business that it has identified and that is consistent with its business strategy, PMC-Sierra expects that the proceeds from this proposed offering will be used to fund a portion of the purchase price.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.